EXHIBIT 99.1

Compass Therapeutics Reports 2025 Second Quarter Financial Results and Provides Corporate Update

  In the ongoing Phase 2/3 study of tovecimig (DLL4 x VEGF-A bispecific antibody) in patients with advanced biliary tract cancer, fewer deaths have been observed than originally projected. We believe this may suggest that tovecimig could be affecting overall survival in the patient population. As a result, the analysis of the secondary endpoints, including overall survival, is now expected in Q1 2026.
  In the ongoing Phase 1 dose-escalation study of CTX-8371 (PD-1 x PD-L1 bispecific antibody) in patients treated in the post-checkpoint inhibitor setting, two deep and confirmed partial responses have been observed to date. A patient with non-small cell lung cancer had a 100% reduction in target lesion tumor burden and a patient with triple-negative breast cancer had >90% reduction in total target lesion tumor burden. Cohort expansions including patients with non-small cell lung cancer and triple-negative breast cancer are planned to begin in Q4 2025.
  CTX-10726 (PD-1 x VEGF-A bispecific antibody) demonstrated superiority in both PD-1 inhibition and anti-tumor responses in mouse models compared to ivonescimab. IND filing is expected in Q4 2025 with clinical data in 2026.
  Compass ended Q2 with $101 million in cash and marketable securities, which is expected to provide cash runway into 2027.

BOSTON, Aug. 11, 2025 (GLOBE NEWSWIRE) -- Compass Therapeutics, Inc. (Nasdaq: CMPX), a clinical-stage, oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics, today reported second quarter 2025 financial results and provided a business update on its clinical and pre-clinical programs.

“Following our previous announcement that the tovecimig Phase 2/3 trial met the primary endpoint of overall response rate, we are encouraged to see fewer deaths in the study than we originally modeled. Because the analysis of the secondary endpoints of progression-free survival and overall survival is triggered by total deaths in the study (80% pooled mortality), we are updating our guidance on the secondary endpoint analyses to Q1 2026,” said Thomas Schuetz, MD, PhD, Chief Executive Officer and Vice Chairman of the Board of Directors.

“In addition, we have observed two deep and confirmed partial responses (PRs) in the Phase 1 dose-escalation study of CTX-8371, our novel PD-1 x PD-L1 bispecific antibody. These responses included the complete resolution of measured target lesions in a patient with non-small cell lung cancer and over 90% reduction of measured target lesions in a patient with triple negative breast cancer. Both patients had extensive tumor burden at baseline and based on these signals of efficacy we are now planning to initiate the cohort expansion phase in patients with non-small cell lung cancer and triple-negative breast cancer in Q4. In addition, we plan to report detailed results of the Phase 1 dose-escalation study at a medical conference later this year.”

“CTX-10726, our PD-1 x VEGF bispecific antibody, is on track for IND submission in Q4 2025.We are happy to share initial preclinical data suggesting superiority to ivonescimab, a leading candidate in the class, in both PD-1 inhibition and anti-tumor activity in relevant mouse models. We believe CTX-10726 has the potential to be a differentiated drug candidate in this class. CTX-10726 was discovered in-house at Compass and leverages our broad expertise in bispecific antibody drug development, including bispecific manufacturing processes, which is already at commercially viable yields.”   Dr. Schuetz continued, “Finally, our balance sheet remains strong, and we ended the quarter with $101 million, funding our operations into 2027.”

Development Pipeline Updates:

Tovecimig (DLL4 and VEGF-A bispecific antibody)

  In April 2025, tovecimig met the primary endpoint in the ongoing randomized Phase 2/3 COMPANION-002 study in patients with biliary tract cancer (BTC) (see press release). Tovecimig plus paclitaxel significantly improved overall response rate compared to paclitaxel alone.
  At this time, fewer deaths have been observed in the COMPANION-002 study than originally projected, which we believe may suggest that tovecimig could be affecting overall survival (OS) in the patient population. The pre-specified number of pooled OS events (80%) required to trigger the analyses of the secondary endpoints, including OS and progression-free survival (PFS), has not yet been met and the Company now expects these analyses to occur in Q1 2026.
  Preparations continue for the Phase 2 basket study of tovecimig in a broader set of DLL4+ cancers (such as gastric, ovarian, renal, hepatocellular, and colorectal cancers). The study is expected to begin following the analyses of the secondary endpoint data from the COMPANION-002 BTC trial.
  The Investigator Sponsored Trial (IST) at The University of Texas MD Anderson Cancer Center is actively enrolling patients, with tovecimig being added to the standard first-line regimen of gemcitabine, cisplatin, and durvalumab (NCT05506943; see press release).

CTX-8371 (PD-1 x PD-L1 bispecific antibody)

  To date, within the first four dosing cohorts (n=12 evaluable patients total), one of five patients with non-small cell lung cancer achieved complete resolution of all measurable target tumor lesions (59 mm at baseline reduced to zero), and one of three patients with triple negative breast cancer achieved over 90% reduction in target tumor lesions (87 mm at baseline reduced to 7 mm).
  Based on these responses in the post-checkpoint inhibitor setting, Compass is planning to initiate expansion cohorts focusing on non-small cell lung cancer and triple-negative breast cancer.
  The Phase 1 dose-escalation study is currently enrolling the fifth and final dosing cohort of CTX-8371, which has been generally well tolerated with no dose-limiting toxicities observed to date.
  Compass expects to report detailed results from the Phase 1 dose-escalation study at a medical meeting in Q4 2025 and to report data from the cohort expansion stage in 2026.

CTX-10726 (PD-1 x VEGF-A bispecific antibody)

  CTX-10726 demonstrated superior tumor control compared to ivonescimab in head-to-head studies with a human non-small cell lung cancer (HCC822) xenograft mouse model. CTX-10726-treated mice had significantly lower average tumor volume than mice treated with ivonescimab.
  CTX-10726 also demonstrated superior PD-1 inhibition and tumor control compared to ivonescimab in head-to-head studies with a mouse (MC38) model of PD-1 blockade, and more potent PD-1 blockade compared to ivonescimab in in vitro studies.
  CTX-10726 is designed to synergistically deliver VEGF-A blockade and checkpoint inhibition, potentially applicable to multiple solid tumor indications. The bispecific antibody has a highly stable structure with high affinity target binding. Compass expects to submit an IND for CTX-10726 in Q4 2025.

CTX-471 (CD137 agonist antibody)

  CTX-471 is a CD137 agonist antibody, which has been shown to bind to a unique epitope of the co-stimulatory molecule 4-1BB with an optimized affinity.
  Compass expects to initiate a Phase 2 trial of CTX-471 in patients with tumors expressing NCAM (CD56) in the second half of 2025.

Financial Results

Net loss for the quarter ended June 30, 2025, was $19.9 million or $0.14 per share of common stock, compared to $13.1 million or $0.10 per share of common stock for the same period in 2024. Net loss for the six months ended June 30, 2025, was $36.5 million or $0.26 per share of common stock, compared to $23.9 million or $0.17 per share of common stock for the same period in 2024.

Research and Development (R&D) Expenses

R&D expenses were $16.4 million for the quarter ended June 30, 2025, as compared to $11.2 million for the same period in 2024, an increase of $5.2 million, or 47%. This increase was attributable to additional manufacturing expenses of $5.7 million, primarily related to tovecimig and CTX-10726. R&D expenses were $29.5 million for the six months ended June 30, 2025, as compared to $20.7 million for the same period in 2024, an increase of $8.8 million, or 42%. This increase was attributable to additional manufacturing expenses of $8.2 million, primarily related to tovecimig and CTX-10726.

General and Administrative (G&A) Expenses

G&A expenses were $4.7 million for the quarters ended June 30, 2025 and 2024. G&A expenses were $9.6 million for the six months ended June 30, 2025, as compared to $8.0 million for the same period in 2024, an increase of $1.6 million or 20%. The increase was attributable to $1.6 million more of share-based compensation expense.

Second Quarter 2025 Conference Call and Webcast Details

The management of Compass, Inc. will host a conference call and webcast for the investment community today, August 11, 2025, at 8:00 am Eastern Time. A live webcast may be accessed here. The conference call can be accessed by dialing toll-free (877) 407-9716 or (201) 493-6779 (international). The passcode for the conference call is 13754954.

A replay of the webcast and slides referenced on the call will be available through “Events” in the Investors section of the company’s website after the conclusion of the presentation and will be archived on the Compass website for one year.

Cash Position

As of June 30, 2025, cash and marketable securities were $101 million as compared to $127 million as of December 31, 2024, providing the Company with an anticipated cash runway into 2027. During the first six months of 2025, $25 million of net cash was used in operating activities.

About Compass Therapeutics

Compass Therapeutics, Inc. is a clinical-stage oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases. The company’s scientific focus is on the relationship between angiogenesis, the immune system, and tumor growth. Compass has built a robust pipeline of novel product candidates designed to target multiple critical biological pathways required for an effective anti-tumor response. These pathways include modulation of the microvasculature via angiogenesis-targeted agents, induction of a potent immune response via activators on effector cells in the tumor microenvironment, and alleviation of immunosuppressive mechanisms used by tumors to evade immune surveillance. The company plans to advance its product candidates through clinical development as both standalone therapies and in combination with proprietary pipeline antibodies based on supportive clinical and nonclinical data. The Company was founded in 2014 and is headquartered in Boston, Massachusetts. For more information, visit the Compass Therapeutics website at https://www.compasstherapeutics.com.

Forward-Looking Statements
This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Compass’s financial position to continue advancing its product candidates, expectations about cash runway, business and development plans, and statements regarding Compass’s product candidates, including their preclinical and clinical development, therapeutic potential and tolerability profile, and clinical trial milestones such as the expected trial design, timing of enrollment, patient dosing and data readouts, regulatory plans with respect to Compass’s product candidates and the therapeutic potential thereof. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, Compass’s ability to raise the additional funding it will need to continue to pursue its business and product development plans, the inherent uncertainties associated with developing product candidates and operating as a development stage company, Compass’s ability to identify additional product candidates for development, Compass’s ability to develop, initiate and complete clinical trials for, obtain approvals for and commercialize any of its product candidates, competition in the industry in which Compass operates and market conditions. These forward-looking statements are made as of the date of this press release, and Compass assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Compass files with the U.S. Securities and Exchange Commission (SEC) available at www.sec.gov, including without limitation Compass’s latest Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the SEC.

Investor Contact
ir@compasstherapeutics.com
Media Contact
Anna Gifford, Chief of Staff
media@compasstherapeutics.com
617-500-8099

Compass Therapeutics, Inc. and Subsidiaries
Consolidated Statement of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(unaudited)		(unaudited)
License revenue	$—	$850	$—	$850
Operating expenses:
Research and development	16,415	11,174	29,476	20,695
General and administrative	4,651	4,721	9,556	7,969
Loss from operations	(21,066)	15,895	(39,032)	(27,814)
Other income	1,185	1,969	2,518	3,951
Net loss	$(19,881)	$(13,076)	$(36,514)	$(23,863)
Net loss per share - basic and diluted	$(0.14)	$(0.10)	$(0.26)	$(0.17)
Basic and diluted weighted average shares outstanding	138,282	137,589	138,259	137,098

Compass Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,856	$43,483
Marketable securities	78,093	83,239
Prepaid expenses and other current assets	5,246	6,029
Total current assets	106,195	132,751
Property and equipment, net	131	353
Operating lease, right-of-use ("ROU") asset	9,804	6,731
Other assets	568	568
Total assets	$116,698	$140,403
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,595	$2,249
Accrued expenses	10,992	6,287
Operating lease obligations, current portion	271	338
Total current liabilities	13,858	8,874
Operating lease obligations, long-term portion	9,633	6,296
Total liabilities	23,491	15,170
Total stockholders' equity	93,207	125,233
Total liabilities and stockholders' equity	$116,698	$140,403